Exhibit 10.1

February 4, 2022

By Email

Narayanankutty Menon
c/o Vimeo, Inc.
555 West 18th Street
New York, New York 10011

Dear Narayan:
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Vimeo, Inc., a Delaware corporation (the “Company” or “Vimeo”), and you hereby mutually agree to the severance of your employment with the Company upon the following terms and conditions of this agreement (this “Agreement”). This Agreement will be effective the date that you sign it (the “Effective Date”).
1.    (a)    You and the Company will announce your intention to resign as the Company’s Chief Financial Officer in the Company’s February 9, 2022 earnings release. The language describing your resignation in such release and any other public announcement, filing or disclosure by the Company shall be mutually approved by both parties, provided that (i) approval may not be unreasonably withheld, conditioned, or delayed; and (ii) the language complies with applicable securities laws. The Company confirms that it is not otherwise terminating your employment and has no basis for any termination for “cause.”

    (b)    You will remain the Company’s Chief Financial Officer until such date as the Company designates in writing (such date, the “Separation Date”). The Separation Date shall be no later than April 30, 2022, provided, however, that the Company may extend the Separation Date for up to two (2) months by providing written notice to you not later than March 15, 2022. Following the Company’s written notice of the Separation Date, you will deliver to the Company a signed letter of resignation in the form of Exhibit A hereto before the Separation Date. Upon the Separation Date, your employment as Chief Financial Officer and all positions you occupy as an officer, director, or employee of the Company (or any subsidiary, including Vimeo.com, Inc.) will be terminated in all respects.

    (c)    Beginning on the Separation Date, the Company will retain you as a consultant pursuant to the terms and conditions below and the Consulting Addendum attached as Exhibit B hereto. During the time that you serve as consultant (the “Consultancy Period”), you shall be paid the amounts set forth in paragraph 2(a) below. The Consultancy Period shall end on December 31, 2022, provided, however, that if the Separation Date falls on a date after April 30, 2022, then the Consultancy Period shall automatically be extended by the number of days between April 30, 2022 and the Separation Date.
2.    (a)     In exchange for the general release in paragraph 9 below and other promises contained herein, you will receive the following benefits:

(i)The Company will pay you a 2021 bonus equal to $227,500 (representing 65% of your current annual base salary) in the Company’s standard bonus payment cycle in February 2022.
(ii)Through the Separation Date, the Company will continue to pay you at your current annual base salary ($350,000) in the Company’s standard bi-weekly cycles.
(iii)For the period between January 1, 2022 and the Separation Date, you shall be eligible for a discretionary bonus. Your target bonus will continue to be 65% of your base salary. The bonus shall be paid on a pro rata basis based upon the time worked as Chief Financial Officer in 2022. The Company shall have the discretion to determine the performance amount consistent with its practices applicable to year-end bonuses for senior executives, with the expectation being that, subject to your continued performance in accordance with past practice, you will be paid at the same level as other continuing executives notwithstanding the termination of your employment. The bonus shall be communicated to you within ten (10) days after the Separation Date and paid within thirty (30) days following the Separation Date.
(iv)During the Consultancy Period, the Company will continue to pay you at your current annual base salary ($350,000) in the Company’s standard bi-weekly cycles. If the Company terminates the Consultancy Period early, the Company shall pay the remaining amounts (which would have been otherwise due through the end of the original Consultancy Period) in a lump sum within thirty (30) days after providing notice of termination.
(v)During the Consultancy Period, the Company will, at its option, either continue to provide you with health benefits or provide COBRA coverage for any months that you are not covered by the Company’s health benefits. No cash in lieu of benefits will be provided should you not use any of the COBRA benefits provided hereunder.
(vi)With respect to the third tranche of your Vimeo stock appreciation rights (“SARs”) that would ordinarily have vested on January 6, 2023: 342,326 units shall vest on September 6, 2022. For avoidance of doubt, except for the foregoing, no SARs shall continue to vest after the Separation Date and any SARs that are unvested as of the Separation Date shall be deemed forfeited. For convenience, your SARs holdings are illustrated in Exhibit C hereto.
(vii)You will have twelve (12) months after the Separation Date to exercise your vested SARs.
(b)    Your entitlement to the payments and benefits set forth in this Section 2(a) shall be subject to your reasonable and good faith efforts to perform your duties as (i) Chief Financial Officer through the Separation Date; and (ii) consultant during the Consultancy Period.
(c)    You hereby agree and acknowledge that the benefits provided in paragraph 2(a) exceed any payments, benefits, or other things of value to which you might otherwise be entitled under any policy, plan, or procedure of the Company or its parents, subsidiaries or affiliates or pursuant to any prior agreement or contract with the Company or its parents, subsidiaries or affiliates.

(d)    Company shall be entitled to make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law.
3.    Except as provided in paragraph 6, the Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein, under the terms of the benefit plans, or as required by law.

4.    As of the Separation Date, you are entitled to your vested account balance, if any, in the Company’s Retirement Savings Plan (e.g., 401(k)), subject to the terms and conditions of such plan. The Company will provide you with a summary of the procedures for all such benefits to be transferred, if you so choose, to a new or existing individual retirement account established by you.

5.    Your short-term disability insurance and long-term disability insurance ends on the Separation Date. Long-term disability insurance, to the extent you currently participate in that plan, may be converted to an individual plan (information about that option will be forwarded to you under separate cover). All Group Life and Accidental Death & Dismemberment Insurance, to the extent you currently participate in those plans, may be converted to individual plans (information about those options will be forwarded to you under separate cover).

6.    Your coverage under the Company’s Health and Welfare Benefits Plan, to the extent you currently participate in that plan, ends on the end of the Consultancy Period. In the event that the Company opts to pay you a lump sum amount in lieu of salary continuance during the Consultancy Period, then it will provide COBRA coverage (paid directly) for any gap months through December 31, 2022. If you wish to continue your participation and that of your eligible dependents in the Company’s group health, dental, vision, and flexible spending account plans after the coverage ends, you may do so under applicable federal law (i.e., COBRA) by calling (866) 365-2413.

7.    Prior to the Separation Date, you shall continue to use reasonable efforts to comply with the Company’s policies as applicable to all officers and employees in the United States and/or New York. Your obligations under any policy to which you were subject during your employment and which by their nature survive a termination of employment shall survive following the Separation Date.

8.    Your Vimeo equity awards shall continue to be governed by terms and conditions of the original award notices and the 2021 Vimeo, Inc. Stock Incentive Plan (collectively, the “Equity Agreements”) as modified by paragraph 2(a) (and then, only to the extent expressly set forth therein). The termination date under the Equity Agreements shall be the Separation Date, provided that paragraphs 2(a)(vi) and 2(a)(vii) above shall supersede the ordinary operation of any termination of employment under the Equity Agreements. You agree that as a consequence of the foregoing, your SARs that are unvested as of such date (except for the SARs referenced in paragraph 2(a)(vi)) shall be forfeited.

9.    (a)    For and in consideration of the payments and promises made by the Company herein and other good and valuable consideration, you and your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge the Company and its affiliates, and its and their divisions, branches, predecessors, successors, assigns, and its and their past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers and fiduciaries, in their individual and representative capacities (collectively, the “Releasees”) of and from any and all actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands (including attorneys’ fees, costs and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever related to your employment with or termination thereof from the Company, which the Releasors ever had, now have or hereafter can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date that you sign this Agreement.
    Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or prohibited by law, the Releasors expressly waive any right or claim under Title VII of the Civil Rights Act; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (if applicable); the Rehabilitation Act; the National Labor Relations Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Reconstruction Era Civil Rights Act; the New York State Human Rights Law; and the New York City Human Rights Law; each as amended; and any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); any claim for wrongful or tortious termination, constructive discharge, breach of implied or express employment contracts and/or estoppel, discrimination and/or retaliation, libel, slander, non-payment of wages or other compensation; and any claim for reinstatement of employment, backpay, interest, bonuses, damages, accrued vacation, accrued sick leave, medical, dental, optical or hospitalization benefits, accidental death, and dismemberment coverage, long term disability coverage, life insurance benefits, overtime, severance pay and/or attorneys’ fees or costs with respect to or derivative of such employment with the Company or the severance thereof.
    (b)    You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 9. Therefore, you agree that you will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. To the extent that you are nonetheless awarded any amount in a proceeding against the Company, you agree that the amount shall be reduced by the payment you received hereunder.
    (c)    Notwithstanding anything to the contrary set forth in this paragraph 9, you do not release, waive or discharge the Company from (i) the terms of this Agreement and the Consulting Addendum, including any claim to enforce this Agreement and the Consulting Addendum and the payments owed to you hereunder and thereunder; (ii) any claims for indemnification, contribution or advancement of expenses with respect to any liability incurred by you in your capacity as a director or officer of the Company that are subject to indemnification, contribution, or advancement of expenses under the Company’s charter, by-laws, insurance policies, or under applicable law; (iii) any right of reimbursement with respect to expenses pursuant to the terms hereof and the Company’s expense policies; or (iv) any right to exercise vested equity under any Equity Agreements (as modified herein).
    (d)    For the purpose of implementing a full and complete release and discharge of the Releasees, you acknowledge that this Agreement is intended to include in its effect, without limitation, all claims or other matters described in this paragraph 9 that neither party knows or suspects to exist in your favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claims or other such matters. The Releasees who are not a party to this Agreement are third party beneficiaries of this Agreement and are entitled to enforce its provisions.
    (e)    Within ten (10) days after the Separation Date, you shall deliver to the Company a signed release in the form of Exhibit D hereto.
10.    (a)    The parties agree and acknowledge that this Agreement and its terms must be disclosed in the Company’s public filings with the U.S. Securities and Exchange Commission. Notwithstanding the foregoing, Company will withhold your personal contact information (e.g., home address or email address) from any such filing as permitted by applicable law.
    (b)    You acknowledge that as Chief Financial Officer, have you received significant confidential information concerning the Company, including its finances, operations, strategy, and product roadmap. You shall preserve the confidentiality of all confidential information that you have received as an officer or employee of the Company.
(c)    Following the Separation Date, you shall (i) in accordance with normal ethical and professional standards, refrain from taking actions or making statements, written or oral, which could denigrate, disparage or defame the business, goodwill or reputation of the Company or any of its subsidiaries, businesses, divisions and/or affiliates (including its or their respective officers, employees and/or directors), or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the Company or any of its subsidiaries, businesses, divisions and/or affiliates; (ii) refrain from making any negative statements to third parties relating to your employment (or any circumstances relating to the termination thereof) or the Agreement; or (iii) not harass or threaten any officer, director or employee of the Company. Similarly, the Company or any of its subsidiaries, businesses, divisions and/or affiliates (including its or their respective officers, employees and/or directors) agrees not to disparage you in any manner which is intended to, or may be reasonably expected to, adversely affect you or your business, business reputation or personal reputation.
(d)    Nothing in paragraph 10(c) shall prohibit you from making any true factual statements regarding your employment (or the circumstances surrounding the termination thereof) (i) as may be required in connection with a judicial or other governmental proceeding; or (ii) to potential or subsequent employers, or in the event that you are self-employed, to potential business partners and clients; provided, that any and all of these parties agree to keep such information confidential.
(e)    For a period of twelve (12) months following the Separation Date (the “Restricted Period”), you will not, without the Company’s prior written consent, directly or indirectly, whether as an officer, director, stockholder, member, manager, investor, partner, proprietor, business associate, employee, consultant or otherwise, promote, market, become or be financially interested in, consult with or for, or associate in a business relationship with, a business that directly competes with the Company (a “Competitive Business”). Notwithstanding the foregoing, this paragraph shall not prohibit you from owning up to 5% of the equity of any publicly traded company, whether or not such company is engaged in whole, or in part, in a Competitive Business.
(f)    For a period of twelve (12) months following the Separation Date, you will not, either on your account or for any other party, without the Company’s prior written consent: (i) solicit any employee of the Company (or a subsidiary thereof); or (ii) induce or attempt to induce any contractor of the Company to sever that person’s (or company’s) relationship with Vimeo (or a subsidiary thereof).

11.    Within ten (10) days after the Separation Date, you shall return to the Company all property belonging to the Company, including but not limited to (and as applicable) laptop computer, cell phone, keys, card access to buildings and office floors, internal policies and other confidential business information and documents. The Company may, at its option, extend the foregoing requirement to the end of the Consultancy Period. You shall, within ten (10) days after upon the Company’s written request, certify compliance with this paragraph.

12.    This Agreement and all matters or issues related hereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed therein (without reference to its principles of conflicts of laws). Any action arising out of or relating to this Agreement must be commenced in either the Commercial Division of the New York State Supreme Court for New York County or the United States Federal Court for the Southern District of New York. Each party irrevocably consents to the exclusive jurisdiction of such courts. IN ANY SUCH ACTION, VIMEO AND YOU IRREVOCABLY WAIVE ANY RIGHT TO A TRIAL BY JURY.
13.    (a)    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
    (b)    This Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
    (c)    This Agreement (including all Exhibits) contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersede all prior agreements or understandings between the parties hereto with respect thereto, and can be changed only by a writing signed by all parties hereto. No waiver shall be effective against any party unless in writing and signed by the party against whom such waiver shall be enforced.
    (d)    Except for the Releasees, no third parties shall have any rights hereunder.
    (e)    This Agreement may be executed electronically and in two or more counterparts, all of which shall be considered one and the same agreement.
    (f)    As both parties have been represented by counsel in the negotiation of this Agreement, the parties agree that in any proceeding involving the enforcement, construction, or interpretation of this Agreement, the rule of contra proferentem shall not apply.
14.    All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered in person or by a nationally recognized courier service, addressed, if to you, to the address set forth in Exhibit E hereto;
                if to the Company:
Vimeo, Inc.
555 West 18th Street
New York, New York 10011
Attention: General Counsel

or such other address as you or the Company may have furnished to the other parties in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

15.    In case any provision or provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court or administrative body with competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any provision(s) so determined to be invalid, illegal or unenforceable shall be reformed so that they are valid, legal and enforceable to the fullest extent permitted by law or, if such reformation is impossible, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that, upon a finding by a court of competent jurisdiction that this Agreement is illegal and/or unenforceable, you hereby agree to execute and deliver an agreement in substantially the same form as this Agreement, modified to the extent necessary so as to constitute a legal and enforceable agreement. Additionally, you agree that any breach by you of paragraphs 7, 9, 10, and/or 11 shall constitute a material breach of this Agreement as to which the applicable Releasees may seek all relief available under the law.
16.     (a)     Prior to the Separation Date, either party may terminate this Agreement in the event of the other party’s material breach of this Agreement, provided that the non-breaching party must have provided written notice of the breach and a thirty (30)-day opportunity to cure.
    (b)    In the event of a material breach by you of this Agreement after the Separation Date and prior to the termination of the Consulting Period, Company may cease providing the benefits set forth in paragraph 2(a) not previously paid or then due and payable and the equity-related provisions in paragraph 2(a) shall be void; provided, that the Company has provided written notice of the breach and a thirty (30)-day opportunity to cure; provided further, that you shall continue to have not less than 90 days thereafter to exercise your vested Company equity.
    (c)    In the event of a material breach by the Company of this Agreement after the Separation Date, the terms of paragraph 2(a) shall be accelerated and deemed due in full within thirty (30) days after the declaration of termination by you in accordance with this Section 16. In such case, the release set forth above also shall immediately terminate and shall be null and void. In the event of your death or disability, all amounts payable or subject to vesting hereunder shall nonetheless be paid in full.
    (d)     The rights set forth in Section 16 shall not be construed to limit the parties’ rights and remedies, all of which are expressly reserved.
17. The Company shall, on the Effective Date, reimburse the actual fees and out-of-pocket expenses of your legal counsel incurred in connection with the review of this Agreement and the related transactions, not to exceed $10,000. At your option, the Company will pay your counsel’s invoices directly.
18.    You have at least twenty-one (21) days to consider this Agreement before executing it, though you may choose to execute it sooner at your own discretion. If you do not execute this Agreement within forty-five (45) days after the date above, the Agreement will be deemed rejected by you and withdrawn by the Company; in such event, the obligation of the Company to provide the payments and benefits in paragraph 2(a) of this Agreement shall immediately become null and void.
BY SIGNING THIS AGREEMENT, YOU STATE THAT:

(A)    YOU ARE VOLUNTARILY ENTERING INTO THIS AGREEMENT;
(B)    YOU HAVE READ THIS AGREEMENT, HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS, AND YOU AGREE WITH THOSE TERMS;
(C)    YOU HAVE BEEN REPRESENTED BY COUNSEL IN NEGOTIATING THE TERMS OF THIS AGREEMENT;
(D)    YOU HAVE HAD AN OPPORTUNITY TO CONSULT WITH TAX AND FINANCIAL ADVISORS;
(E)     YOU HAVE NOT RELIED UPON ANY REPRESENTATIONS BY THE COMPANY THAT ARE NOT SET FORTH HEREIN; AND
(E)    THIS AGREEMENT INCLUDES A RELEASE BY YOU OF ALL KNOWN AND UNKNOWN CLAIMS AS DESCRIBED IN THIS AGREEMENT.
If the foregoing correctly sets forth our understanding, please sign below, whereupon this letter shall constitute a binding agreement between you and the Company.
[Signature page follows]

Yours very truly,
VIMEO, INC.:

/s/ Michael A. Cheah
Michael A. Cheah
General Counsel & Secretary
Vimeo, Inc.

ACCEPTED AND AGREED:

NARAYAN MENON:

/s/ Narayan Menon            February 4, 2022
Signature                Date

Exhibits:

Exhibit A: Form of Letter of Resignation
Exhibit B: Consulting Agreement
Exhibit C: Table of Stock Appreciation Rights
Exhibit D: Form of Release
Exhibit E: Contact Information